PROSPECTUS SUPPLEMENT dated September 30, 2004 (to Prospectus Supplement dated June 28, 2004 to Prospectus dated April 23, 2004)

                           $621,876,000 (APPROXIMATE)

                      EQUIFIRST MORTGAGE LOAN TRUST 2004-2
                    ASSET-BACKED CERTIFICATES, SERIES 2004-2

                        FINANCIAL ASSET SECURITIES CORP.
                                    DEPOSITOR

                          SAXON MORTGAGE SERVICES, INC.
                                    SERVICER

         The fourth and fifth paragraphs on page S-47 and the first full paragraph on pages S-48 are replaced with the following:

         Any conveyance of Subsequent Mortgage Loans on a Subsequent Transfer Date is subject to certain conditions including, but not limited to the following: (a) each such Mortgage Loan must satisfy the representations and warranties specified in the related Subsequent Transfer Instrument and the Pooling Agreement; (b) the Depositor will not select such Mortgage Loans in a manner that it believes to be adverse to the interests of the Certificateholders; (c) the Depositor will deliver certain opinions of counsel with respect to the validity of the conveyance of such Mortgage Loans and (d) as of the related Subsequent Cut-off Date, each such Subsequent Mortgage Loan will satisfy the following criteria: (i) the Mortgage Loan may not be 30 or more days delinquent as of the last day of the calendar month preceding the Cut-off Date or the Subsequent Cut-off Date, as applicable; (ii) the original term to stated maturity of the Mortgage Loan will not be less than 180 months and will not exceed 360 months; (iii) the Mortgage Loan may not provide for negative amortization; (iv) the Mortgage Loan will not have a loan-to-value ratio greater than 100.00%; (v) such Mortgage Loans will have, as of the Subsequent Cut-off Date, a weighted average term since origination not in excess of 6 months; (vi) the Mortgage Loan, will have a Mortgage Rate that is not less than approximately 4.70% per annum or greater than approximately 12.00% per annum; (vii) each of the Mortgage Loans will have a first payment date occurring on or before November 1, 2004 and will include 30 days' interest thereon; (viii) if the Mortgage Loan is an adjustable-rate Mortgage Loan, the Mortgage Loan will have a Gross Margin not less than approximately 5.35% per annum, will have a Maximum Mortgage Rate not less than approximately 10.75% per annum and will have a Minimum Mortgage Rate not less than approximately 4.75% per annum and (x) the Mortgage Loan will have been underwritten in accordance with the criteria set forth under "EquiFirst Corporation--Underwriting Standards" herein.

         Following the purchase of Subsequent Group I Mortgage Loans by the Trust, at the end of the Funding Period all of the Group I Mortgage Loans (including the Subsequent Group I Mortgage Loans): (i) will have a weighted average original term to stated maturity of not more than 360 months; (ii) will have a weighted average Mortgage Rate of not less than 6.50% per annum and not more than 6.85% per annum; (iii) will have a weighted average loan-to-value ratio of not more than 93.00%; (iv) will have no Mortgage Loan with a Principal Balance in excess of $1,000,000; (v) will consist of Mortgage Loans with prepayment charges representing no less than approximately 84.00% of the Group I Mortgage Loans and (vi) have no more than 24.80% of fixed-rate Group I Mortgage Loans. In addition, the adjustable- rate Group I Mortgage Loans will have a weighted average Gross Margin not less than 6.50% per annum. For purposes of the calculations described in this paragraph, percentages of the Group I Mortgage Loans will be based on the Principal Balance of the Closing Date Group I Mortgage Loans as of the Cut-off Date and the Principal Balance of the Subsequent Group I Mortgage Loans as of the related Subsequent Cut-off Date.

         Following the purchase of Subsequent Group II Mortgage Loans by the Trust, at the end of the Funding Period all of the Group II Mortgage Loans (including the Subsequent Group II Mortgage Loans): (i) will have a weighted average original term to stated maturity of not more than 360 months; (ii) will have a weighted average Mortgage Rate of not less than 6.80% per annum and not more than 7.00% per annum; (iii) will have a weighted average loan-to-value ratio of not more than 97.25%; (iv) will have no Mortgage Loan with a Principal Balance in excess of $1,000,000; (v) will consist of

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Mortgage Loans with prepayment charges representing no less than approximately
89.00% of the Group II Mortgage Loans and (vi) have no more than 27.00% of fixed-rate Group II Mortgage Loans. In addition, the adjustable-rate Group II Mortgage Loans will have a weighted average Gross Margin not less than 6.80% per annum. For purposes of the calculations described in this paragraph, percentages of the Group II Mortgage Loans will be based on the Principal Balance of the Closing Date Group II Mortgage Loans as of the Cut-off Date and the Principal Balance of the Subsequent Group II Mortgage Loans as of the related Subsequent Cut-off Date.


                              RBS GREENWICH CAPITAL

                               September 13, 2004